Exhibit 99.1

PRESS RELEASE
1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact:	Release Number: 05-15

Dev Ghose

Stuart Blackie

(206) 624-8100

Media Contact

Alan Oshiki

Broadgate Consultants, Inc.

(212) 232-2354

SHURGARD STORAGE CENTERS, INC. TO PURSUE STRATEGIC ALTERNATIVES

SEATTLE, WASHINGTON, October 27, 2005 . . . Shurgard Storage Centers, Inc. (NYSE:SHU), a leading self-storage real estate investment trust (REIT) in the United States and Europe, today announced that its Board of Directors has authorized management and the Company’s financial advisors to explore strategic alternatives to maximize shareholder value. These alternatives include, but are not limited to, a sale of the company, formation of asset joint ventures with strategic partners, a sale of certain of our assets or operations, and continued implementation of Shurgard’s strategic business plan. Shurgard cautioned that there could be no assurance that the exploration of strategic alternatives would result in any definitive agreement or transaction.

Charles Barbo, Chairman of the Board and Chief Executive Officer of Shurgard stated, “Our Board of Directors and management are strongly committed to acting in the best interests of all of our shareholders. Over the past several months, we have given much thought to the bright prospects for our business and the possible options available to us to create value. We have also spent considerable time listening to our shareholders and believe that now is an opportune time to explore all strategic alternatives available to Shurgard.”

Citigroup Global Markets Inc. and Banc of America Securities LLC are serving as financial advisors in connection with these matters, and Willkie Farr & Gallagher LLP and Perkins Coie LLP are acting as legal counsel.

About Shurgard Storage Centers, Inc.

Shurgard Storage Centers, Inc. is a real estate investment trust headquartered in Seattle, Washington. Shurgard specializes in all aspects of the self-storage industry and operates a network of over 640 operating storage centers located throughout the United States and in Europe.

Forward Looking Statements

This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, including statements regarding projections for 2005 and beyond; are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements, depending on a variety of factors including, but not limited to, Shurgard’s ability to implement its business strategy, competition in the market, as well as other risk factors as described more fully in Shurgard’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 29, 2005, its report on Form 10-Q for the quarter ended March 31, 2005, filed on May 10, 2005, its report on Form 10-Q for the quarter ended June 30, 2005, filed on August 9, 2005, and its report on Form 10-K/A for the year ended December 31, 2004, filed on October 14, 2005. The information presented in this release reflects Shurgard’s expectations as of the date of this release. Except as required by law, Shurgard undertakes no obligation to update or revise the information herein.

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